Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIPOCINE INC.

Lipocine Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of this corporation is Lipocine Inc. and the date on which the Amended and Restated Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was July 24, 2013 (the “Amended and Restated Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable that the Amended and Restated Certificate of Incorporation be amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation is hereby amended by deleting Section A of ARTICLE IV in its entirety and inserting the following in lieu thereof:

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is eighty-five million (85,000,000) shares. Seventy-five million (75,000,000) shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

FOURTH: Pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Lipocine Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this day of June 4, 2025.

/s/ Mahesh V. Patel
Mahesh V. Patel
Chief Executive Officer